Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
Mark.aaron@tiffany.com

TIFFANY’S MICHAEL KOWALSKI TO RETIRE AS CEO IN 2015;
FREDERIC CUMENAL, PRESIDENT, NAMED AS SUCCESSOR

New York, July 21, 2014 -- Tiffany & Co. (NYSE - TIF) announced today that its long-standing chief executive officer, Michael J. Kowalski, will retire from the company effective March 31, 2015. Mr. Kowalski, who has been a member of the company’s Board of Directors since 1995, will continue to serve on the Board, in the role of non-Executive chairman. The Board has named Frederic Cumenal, currently the company’s president, to succeed Mr. Kowalski as chief executive officer effective April 1, 2015.

Mr. Kowalski, 62, joined Tiffany in 1983, became chief executive officer in 1999 and assumed the role of chairman of the Board in 2003.

Mr. Cumenal, 54, joined Tiffany in 2011 as executive vice president with responsibilities for worldwide sales and distribution. In 2013, his responsibilities were expanded to include the design, merchandising and marketing functions, and he was promoted to president and appointed to Tiffany’s Board of Directors.

Mr. Kowalski said, “I am immensely satisfied by what we have accomplished at Tiffany over the past 30 years, and I am confident that the company is superbly positioned for the future. Frederic Cumenal is ideally suited to succeed me as chief executive officer, and we will continue to work closely together to ensure a seamless transition. I look forward to continuing in the role of chairman of the Board.”

Mr. Cumenal added, “This is an extraordinary company with a fantastic heritage and an exciting future. I am deeply honored to be selected as its leader and look forward enthusiastically to capitalizing on the many opportunities ahead.”

Company Description
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe, the United Arab Emirates and Russia, and engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This press release contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to operations and financial results. Actual results might differ materially from those in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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